Exhibit 99

UNION CARBIDE NEWS RELEASE


CONTACT:  Lou Agnello                 FOR RELEASE:  Immediately
           203-794-3386

    UNION CARBIDE, ENICHEM TO FORM NEW POLYETHYLENE
                   COMPANY IN EUROPE
     DANBURY, Conn., Aug. 1 -- Union Carbide Corporation and EniChem SpA, Milan, Italy, today jointly announced that they intend to form a 50-50 joint venture to produce and market polyethylene in Europe. The two companies have signed a memorandum of understanding, and are proceeding with negotiation of definitive agreements. They anticipate a first quarter 1995 start up of the venture following European Community approval.
     The planned JV will take advantage of Union Carbide's world-leading UNIPOL Process technology and polyethylene business expertise and EniChem's extensive marketing network and production facilities to create a formidable force in European polyethylene markets.
     The new company will own EniChem's existing polyethylene operations in Italy, France and Germany. These facilities have a combined low, linear-low and high-density polyethylene capacity of about 2.9 billion pounds per year, among the largest of any producer in Europe. Also included in the JV will be EniChem's olefins crackers at Brindisi and Dunkirk. Additional ethylene will be sourced from other EniChem crackers.
     Initially, the new company will build an 880 million pounds-per-year UNIPOL PE Process facility at EniChem's Brindisi plant. According to the business plan under discussion by the partners, UNIPOL PE plants would subsequently be built by the JV at strategic polyethylene sites throughout Europe.
     Union Carbide Chairman and CEO Robert D. Kennedy said, "The planned association with EniChem will bring leading edge UNIPOL technology to the co-leader in polyethylene production in Europe. This combination, when followed up with projects to expand and upgrade existing facilities, will result in a highly competitive company with the lowest cost polyethylene production base on the Continent."
     Commenting on the agreement, EniChem President Dr. Marcello Colitti said, "It's a real turning point in the life of EniChem. The company, which has already obtained the approval of the European Community for its recapitalization, is now in a position to advance its strategic development. The planned joint venture will benefit from the significant cost reductions already achieved by EniChem and from the first signs of revitalization now seen in the markets."